UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): May 2, 2016

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On May 2, 2016, Diamond Offshore Drilling, Inc. (the “Company”) announced that it has appointed Kelly Youngblood as its Senior Vice President and Chief Financial Officer, to be effective on May 3, 2016 upon the retirement of Gary T. Krenek, the Company’s current Senior Vice President and Chief Financial Officer. The Company announced the impending retirement of Mr. Krenek in February 2016.

Prior to joining the Company, Mr. Youngblood, age 50, held a variety of managerial positions with Halliburton Company, one of the world’s largest providers of products and services to the energy industry. Most recently, Mr. Youngblood has served as Vice President, Investor Relations since 2011. Mr. Youngblood joined Halliburton in 1988 as a Staff Accountant and served in numerous financial management positions for Halliburton and its subsidiaries, including Senior Director, Finance - Western Hemisphere and Director, External Reporting and Accounting Research. Mr. Youngblood, a CPA, received a Bachelor of Business Administration degree in Accounting from Cameron University.

There are no family relationships between Mr. Youngblood and any director or executive officer of the Company. Other than his employment relationship with the Company and his compensation and benefits in connection with such employment relationship, Mr. Youngblood has not had a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, involving an amount in excess of $120,000 in which the Company was or is to be a participant. There are no arrangements or understandings between Mr. Youngblood and any other person pursuant to which he was selected as an officer.

Severance Contract

On May 2, 2016, the Company entered into a severance agreement with Mr. Youngblood. The agreement has a term of one year. Pursuant to the agreement, if Mr. Youngblood’s employment with the Company is terminated without “cause,” or he resigns for “good reason,” both as defined in the agreement, Mr. Youngblood would be entitled to receive (i) unpaid base salary through his termination date, (ii) as a “severance payment,” an amount equal to 12 months of his base salary and his target annual bonus and (iii) continued coverage under group health and other plans for one year. All payments under the agreement are subject to applicable tax withholding. As a condition to Mr. Youngblood receiving the severance payment, Mr. Youngblood must first execute a valid release for the benefit of the Company.

The foregoing description of Mr. Youngblood’s severance agreement does not purport to be complete and is qualified in its entirety by reference to the full text, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2016.

New Appointment Equity Compensation Grant

On or about June 1, 2016, the Company will grant to Mr. Youngblood restricted stock units (“RSUs”) under the Company’s Equity Incentive Compensation Plan with an aggregate value of $700,000, of which (a) 60% of the RSUs granted will cliff vest subject to the Company’s level of achievement towards a specified financial target for each of 2016, 2017 and 2018 and subject further to the negative discretion of the Compensation Committee of the Board of Directors to reduce the number of the RSUs that would otherwise be eligible to vest and (b) 40% of the RSUs granted will separately time-vest on the second and third anniversaries of the grant date.

Item 7.01.	Regulation FD Disclosure

On May 2, 2016, the Company issued a press release describing the appointment of Mr. Youngblood as its Senior Vice President and Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated May 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2016	DIAMOND OFFSHORE DRILLING, INC.

	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Secretary

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